Exhibit 99.1

August 20, 2018

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or the “Company”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of June 30, 2018, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

ANNUAL MEETING OF STOCKHOLDERS

The annual stockholder meeting took place on Thursday, August 9, 2018 at 10:00 am, and was held at our corporate offices located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630. Messrs. J. Steven Roush and Kent Eikanas, and Ms. Suzanne Koenig were re-elected to our Board of Directors.

SECOND QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending June 30, 2018 with the SEC on August 9, 2018. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

As of June 30, 2018, the REIT had ownership interests in 47 senior housing facilities across 14 states as follows: 100% ownership of six properties, a 95% interest in five properties, a 35% interest in two properties, a 20% interest in two properties, and a 10% interest in 32 properties.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $1,247,000 for the six months ended June 30, 2018 compared to $626,000 for the six months ended June 30, 2017. FFO per share increased to $0.03 for the three months ended June 30, 2018 compared to $0.02 for the three months ended June 30, 2017, and $0.07 for the six months ended June 30, 2018 compared to $0.04 for the six months ended June 30, 2017. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts (“NAREIT”). For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending June 30, 2018.

MacKenzie Tender Offer

On May 18, 2018, MacKenzie Realty Capital, Inc. (“MacKenzie”) commenced a tender offer to purchase a maximum of 800,000 shares of the outstanding common stock of the REIT at a price of $1.56 per share. As with their previous tender offers commenced in September 2017 (at $1.34 per share) and January 2018 (at $1.42 per share), MacKenzie’s latest offer price is substantially below our current Net Asset Value (“NAV”) of $2.80 per share (as of December 31, 2017). As a result, we recommend against selling shares at the discounted price outlined in their tender offer.

We feel that MacKenzie’s efforts to profit by acquiring your shares at a discount to the current NAV will deprive you the opportunity to realize longer term value appreciation. We filed a Schedule 14D-9 on May 18, 2018 with the SEC in response to MacKenzie’s offer, which is available on our website at www.summithealthcarereit.com. Please read that filing carefully before making any decision to tender. Please note that Summit is not in any way affiliated with MacKenzie.

SUMMIT FANTASIA HOLDINGS, LLC

In April 2018, we made an additional capital contribution of $1.25 million to our joint venture, Summit Fantasia Holdings, LLC (“SFH”). As a result of this contribution, we now have a 35% equity investment in the two properties held by SFH, and will receive a 50% (instead of 30%) waterfall distribution of net operating cash flow and capital proceeds. The additional capital was used to pay down the debt collateralized by the properties.

LITIGATION UPDATE

A new judge has been assigned and a new trial date has been set for November 13, 2018 to resolve the complaint filed by our former advisor, Cornerstone Realty Advisors (“CRA”), and the cross-complaint filed by us. We believe that CRA’s claims are without merit. The Board and management look forward to a final resolution of this matter so we can focus all of our time on efforts that we believe will be accretive to shareholder value.

Frequently Asked Questions

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

What are Summit’s current acquisition criteria?

For skilled nursing facilities (“SNFs”), we seek capitalization rates (“cap rates”) in the range of 12 – 13%, and structure our triple net leases with a 1.3x coverage ratio (EBITDAR/lease payment). Per the National Investment Center for Senior Housing and Care (“NIC”), the industry average rolling four-quarter cap rate as of June 30, 2018 for SNFs is 10.2%. We also target states that have a Certificate of Need (“CON”) in place.  A CON state generally bases facility construction and the issuance of licensed beds for skilled nursing on need, which creates a significant barrier to entry.  We also prefer to acquire stabilized facilities and lease them to regional operators with a successful track record.  Similarly, with assisted living (“AL”) and memory care (“MC”) facilities, we seek cap rates in the range of 8 – 9%. Per NIC, the industry average rolling four-quarter cap rate is 6.9%. Again, we target stabilized facilities with regional operators that have a record of success.

We do not acquire hospitals or medical office buildings, since these asset types are not considered senior housing. Additionally, we have not targeted independent living facilities to date, unless they are a part of a larger portfolio that includes AL, MC or SNFs, due to low cap rates which would result in sub-optimal returns.

When will distributions be reinstated?

Since suspending distributions to shareholders on December 31, 2010, the REIT has undergone a complete restructuring and repositioning beginning in 2012. In 2014, the REIT became self-managed, and since then a new executive management team and Board of Directors has been elected to make key decisions, including the best method to maximize shareholder value. Over the past few years after careful consideration, the Board has elected to reinvest cash flow in additional acquisitions in an effort to increase the Company’s NAV and cash flow from operations. Resuming sustainable distributions is a top priority of the Board and management, and such an analysis is completed on a quarterly basis.

See our Form 10-K and most recent Form 10-Q for risks and uncertainties. If you have any questions, please contact your financial advisor, our investor services/transfer agent team at Conduent Securities Services at (888) 522-1771, or our Director of Communications, Vince Finnegan, at (949) 648-4620. Thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2017, and quarterly reports for the periods ended March 31, 2018 and June 30, 2018. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.